UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 23, 2011

ACTUANT CORPORATION
(Exact name of Registrant as specified in its charter)

Wisconsin	1-11288	39-0168610
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

13000 West Silver Spring Drive
Butler, WI  53007

Mailing address: P.O. Box 3241, Milwaukee, Wisconsin 53201
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (414) 352-4160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 23, 2011, Actuant Corporation (the “Company” or “Actuant”) entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Facility”) among the Company, the foreign subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., Wells Fargo Bank, N.A. and U.S. Bank National Association, as syndication agents, and Keybank National Association, as documentation agent.  This Amended Credit Facility amends and restates the Company’s existing second amended and restated credit agreement, which was scheduled to expire on November 10, 2011, to increase available borrowings and extend the maturity to February 2016.

The Amended Credit Facility provides for a $600 million revolving credit facility (increased from $400 million) and a new $100 million term loan.  The Amended Credit Facility also provides for a $300 million expansion option, which may be exercised by the Company subject to certain conditions.  Borrowings under both the revolving credit facility and the term loan will mature on February 23, 2016.  The Amended Credit Facility continues to be secured by substantially all personal property assets of the Company and its domestic subsidiary guarantors.

At February 28, 2011, the Company’s outstanding borrowings under the Amended Credit Facility consisted of approximately $40 million of revolving loans and the $100 million term loan, both of which initially bear interest at LIBOR plus 2.0%.  For all borrowings under the Amended Credit Facility, the interest rate spreads above LIBOR or the base rate are subject to adjustments based on the Company’s leverage ratio, ranging from 1.25% to 2.50% in the case of loans bearing interest at LIBOR and from 0.25% to 1.25% in the case of loans bearing interest at the base rate. In addition, a non-use fee is payable quarterly on the average unused credit line under the revolver ranging from 0.2% to 0.4% per annum, based on the Company’s leverage ratio.

The term loan will be repaid in quarterly installments of $1.25 million starting on March 31, 2012 and will increase to $2.5 million per quarter beginning on March 31, 2013, with the remaining balance due at maturity.  The Amended Credit Facility contains customary limits and restrictions concerning investments, sales of assets, liens on assets, dividends and other payments.  The Amended Credit Facility also includes two financial covenants, namely: a maximum leverage ratio of 3.75:1 and a minimum fixed charge coverage ratio of 1.50:1.

In connection with entering into the Amended Credit Facility, the Company incurred approximately $5 million of debt issuance costs, which will be amortized over a five year period.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ACTUANT CORPORATION
(Registrant)
Date: March 1, 2011	By:	/s/ Andrew G. Lampereur
Andrew G. Lampereur
Executive Vice President and
Chief Financial Officer